Registration No. 33-55561
                                         Rule 424 (b)(2)

REVISED PRICING SUPPLEMENT No. 59 Dated March 6, 1996 (To
Prospectus dated September 23, 1994)

                           $2,500,000,000

        H O U S E H O L D  F I N A N C E  C O R P O R A T I O N

                          Medium Term Notes

              Due Nine Months or More from Date of Issue
                           ________________

Principal Amount:  $25,000,000

Price to Public:   100%

Issue Date: March 11, 1996     Stated Maturity:  March 11, 1998

Redeemable On or After:        Not Applicable

Initial Interest Rate:  Federal Funds Rate Effective March 8,1996

Interest Rate Basis:    Federal Funds Rate

Spread or Spread Multiplier:   Plus .17% (+17 basis points).

Interest Payment Dates: On the 11th of June, September, December and March of each year and the Stated Maturity, commencing on June 11, 1996. If said day is not a Business Day, payments shall be made on the next succeeding Business Day (with adjustment for additional interest accrual).

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date and Interest Determination Date:  Each Business
        Day prior to but excluding the Stated Maturity, except that the Interest Rate in effect two Business Days before an Interest Payment Date or the Stated Maturity shall be the Interest Rate to but excluding said Interest Payment Date or Stated Maturity Date, as the case may be.

Index Maturity:  Each Business Day.

Agent:  UBS Securities Inc.

Agent's Discount or Commission:  Not applicable.

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